Exhibit 5.4

DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900 Seattle, WA 98104-7044
T 206-839-4800
F 206-839-4801
W www.dlapiper.com

April 15, 2021

HEXO Corp.

3000 Solandt Road

Ottawa, Ontario K2K 2X2

Canada

Dear Ladies and Gentlemen:

Re:	HEXO Corp.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by HEXO Corp. Inc. on April 15, 2021, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, on the cover pages and under the heading “Legal Matters” in such prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Very truly yours

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)